EXHIBIT 5

                                   Law Offices
                  Blackwell Sanders Matheny Weary & Lombardi L.C.
                          2300 Main Street - Suite 1100
                          Kansas City, Missouri  64108
                           P.O. Box 419777 - 64141-6777
                                 (816) 274-6800

                               February 11, 1997



O'Sullivan Industries Holdings, Inc.
1900 Gulf Street
Lamar, Missouri  64759

Gentlemen:

     We refer to the Registration Statement of O'Sullivan Industries Holdings, Inc. (the "Registrant") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an additional 500,000 shares of the Registrant's Common Stock, $1.00 par value (the "Common Stock"), to be issued under the O'Sullivan Industries Holdings, Inc. Amended and Restated 1994 Incentive Stock Plan (the "Plan").

     We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that the additional 500,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

               Very truly yours,

               Blackwell Sanders Matheny Weary & Lombardi L.C.